Exhibit 8.1


November 30, 2001



American Mortgage Acceptance Company
625 Madison Avenue
New York, New York 10022

Re:     Certain Federal Income Tax Consequences
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Gentlemen:

You have requested our opinion concerning certain US. Federal income tax consequences in connection with the offering for sale by American Mortgage Acceptance Company, a Massachusetts business trust ("AMAC"), of common shares of beneficial interest. We have acted as counsel for AMAC in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-2 under the Securities Act of 1933, as amended, with respect to the registration of 3,500,000 common shares of beneficial interest to be sold by AMAC. This opinion is being furnished in accordance with the requirements of Item 16 of Form S-2 and Item 601(b)(8) of Regulation S-K. AMAC has provided us and we have reviewed certain documents (collectively, the "Documents") that we have deemed necessary or appropriate as a basis for our opinion, including, without limitation (i) the declaration of trust of AMAC, (ii) a certificate executed and delivered by an officer of AMAC, relating to, among other things, the operation of AMAC, (iii) the Registration Statement and (iv) certain schedules, memoranda, financial information and other records. For purposes of our opinion, we have not made an independent investigation of the facts and other statements set forth in such materials or any other document. We have, consequently, relied on representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.




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American Mortgage Acceptance Company
November 30, 2001
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Our opinion is based on the correctness of the following  specific  assumptions:
(i) AMAC will be operated in accordance with the laws of the State of Massachusetts and in the manner described in its organizational documents; (ii) there will be no changes in the applicable laws of the State of Massachusetts and (iii) the representations in the officer's certificate are true without regard to any qualification as to knowledge and belief.

In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder by the Treasury Department (the "Regulations"), administrative rulings and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, all as they exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.

Based on the foregoing, we are of the opinion that (i) commencing with AMAC's taxable year ended December 31, 1991, AMAC has been and is organized in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code and (ii) AMAC's planned method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. We are also of the opinion that the descriptions of the law contained in the Registration Statement under the caption "Certain Federal Income Tax Considerations" are correct in all material respects, and the discussion thereunder fairly summarizes the material federal income tax consequences to a holder of common shares of beneficial interest of AMAC. AMAC's qualification and taxation as a REIT depends upon its ability to meet, through actual annual operating results, certain requirements, including requirements relating to its income, assets and distribution levels and diversity of stock ownership, and various other qualification tests imposed under the Code, the results of which will not be reviewed by us. Accordingly, no assurance can be given that the actual results of AMAC's operation for any one taxable year will satisfy such requirements.

This opinion is intended for the exclusive use of AMAC and its shareholders and except as set forth herein, it may not be used, circulated, quoted or relied upon for any other purpose without our prior written consent. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law. Except as set forth above, we express no other opinion. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the



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American Mortgage Acceptance Company
November 30, 2001
Page 3


category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange commission promulgated thereunder, or Item 509 of Regulation S-K.

Very truly yours,

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP